Exhibit 5.1

direct 216.583.7000
direct fax 216.583.7001

March 28, 2012

GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel for GenCorp Inc., an Ohio corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-8 (as amended from time to time, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,000,000 shares (the “Shares”) of the common stock, par value $0.10 per share (the “Common Stock”), of the Company, issuable pursuant to the terms and in the manner set forth in the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan, as amended (the “Plan”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Amended Articles of Incorporation and the Amended Code of Regulations of the Company, each as amended to date, corporate proceedings of the Company, the Plan, the documents to be sent or given to participants in the Plan, the Registration Statement and such other documents and certificates, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of all documents submitted to us as originals, and the completeness and conformity to original documents of documents submitted to us as certified or photostatic copies.   As to certain factual matters, we have relied upon a Certificate of the Secretary of the Company and have not sought to independently verify such matters.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon the foregoing, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be duly and validly issued, fully paid and non-assessable.

GenCorp Inc.
March 28, 2012

We are members of the Bar of the State of Ohio and we express no opinion as to the effects of any laws other than the federal laws of the United States of America and the laws of the State of Ohio.  This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission or Item 509 of Regulation S-K.

Very truly yours,

/s/ Ulmer & Berne LLP

ULMER & BERNE LLP